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                                                                    EXHIBIT 12.1

DYNEGY INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($ in 000's)
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
                                                         Six-Months                  Years Ended December 31,
                                                           Ended      ---------------------------------------------------
                                                         30-Jun-98      1997         1996      1995      1994      1993
                                                         ----------   ---------    --------   -------   -------   -------
Computation of Earnings:
  Pre-tax income (loss) from continuing operations         $51,454    $(149,895)   $169,645   $65,234   $44,105   $48,776
  Undistributed income from equity investors                 5,099        4,073      21,729     9,169     3,803        --
                                                           -------    ---------    --------   -------   -------   -------
    Computed Earnings (Loss)                                46,355     (153,968)    147,916    56,065    40,302    46,776
                                                           -------    ---------    --------   -------   -------   -------
Fixed Charges:
  Interest costs:
    Expensed                                                34,096       63,455      46,202    34,475     1,114       642
    Capitalized                                              2,792        8,800       1,200     1,028        --        --
  Amortization of financing costs                              633          943         772     1,132     1,267     1,130
  Other                                                         --           --         203        --        --        --
  Amortization of Premium                                   (2,162)      (6,768)     (4,892)   (3,216)       --        --
  Minority interest in income of a subsidiary                8,316        9,841          --        --        --        --
  Rental expense representative of interest factor           9,416       13,572       4,171     3,719       955       801
                                                           -------    ---------    --------   -------   -------   -------
    Total Fixed Charges                                     53,091       89,843      47,656    37,138     3,336     2,573
                                                           -------    ---------    --------   -------   -------   -------
Earnings Before Income Taxes and Fixed Charges             $96,654    $ (72,925)   $194,169   $92,175   $49,638   $49,349
                                                           =======    =========    ========   =======   =======   =======
Ratio of Earnings in Fixed Charges                            1.82           (a)       4.07      2.48     13.08     19.18
                                                           =======    =========    ========   =======   =======   =======
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(a) Earnings are inadequate to cover fixed charges for the year ended
    December 31, 1997, by approximately $72.9 million.